Exhibit 3.2

AMENDED AND RESTATED

BY-LAWS

OF

WELLTOWER INC.

Set forth below are the Amended and Restated By-Laws (“By-Laws”) of Welltower Inc., a Delaware corporation (the “Corporation”), as adopted by the Board of Directors of the Corporation effective as of April 1, 2022.

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. Other Offices. The Corporation may also have offices in Toledo, Ohio, and at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

Section 3. Corporate Seal. The corporate seal of the Corporation shall be in the form of a circle and shall state within the circle, “Welltower Inc., Toledo, Ohio” and the words “Corporate Seal” in the middle of the seal.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such place in the City of Toledo, Ohio, or at such other place, if any, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

Section 2. Participation by Remote Communication. If authorized by the Board of Directors and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders and be deemed present in person and vote at a meeting of stockholders, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation. If the Board of Directors elects to authorize participation at a meeting of stockholders by remote communication, the Board of Directors may also elect in its sole discretion that the meeting shall not be held at any place, but will instead be held solely by means of remote communication as authorized pursuant to this section.

Section 3. Annual Meetings. Annual Meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting in accordance with the requirements of Section 4 of this Article II. Notice of the Annual Meeting stating the place, if any, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

Section 4. Proposals for Business at Annual Meetings.

(a) At any Annual Meeting of stockholders, only such nominations for directors shall be made and only such business other than nominations shall be conducted as shall have been properly brought before the Annual Meeting. To be properly brought before an Annual Meeting, nominations and other business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, (iii) properly brought before the meeting by a stockholder who is a stockholder of record at the time the notice provided for in this Section 4 is delivered to the Secretary of the Corporation, who is entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 4, or (iv) with respect to an Annual Meeting, otherwise properly brought before the meeting by an Eligible Stockholder (as defined below in Section 6.2(b) of Article III) who meets the requirements of and complies with the procedures set forth in Section 6 of Article III and whose Stockholder Nominee (as defined below in Section 6.1 of Article III) is included in the Corporation’s proxy materials for the relevant Annual Meeting. For the avoidance of doubt, the foregoing clauses (iii) and (iv) shall be the exclusive means for a stockholder to make director nominations and the foregoing clause (iv) shall be the exclusive means for a stockholder to propose other business at an Annual Meeting of stockholders (other than proposals included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (iii) above, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and (ii) in the case of business other than nominations, such business must be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder’s notice must have been delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not later than the Close of Business (as defined below in Section 4(d) of this Article II) 90 days before the first anniversary of the prior year’s Annual Meeting of stockholders and not earlier than the Close of Business 120 days before the first anniversary of the prior year’s Annual Meeting of stockholders, provided that, if during the prior year the Corporation did not hold an Annual Meeting, or if the date of the Annual Meeting for the current year is more than 30 days before or after the date of the Annual Meeting in the prior year, then notice must have been delivered to or mailed and received by the Secretary not earlier than the Close of Business 120 days before the Annual Meeting and not later than the Close of Business on the later of the 90th day before such Annual Meeting or the 10th day following the day on which public disclosure (as defined below in Section 4(d) of this Article II) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an Annual Meeting, or a postponement of an Annual Meeting for which notice of the meeting has already been given to stockholders or public disclosure of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(b) A stockholder’s notice to the Secretary shall set forth:

(i) as to each person whom the stockholder proposes to nominate for election or re-election as a director at the Annual Meeting, (A) the name, age, business address and, if known, residence address of the nominee, (B) the principal occupation or employment of the nominee for at least the last five years and a description of the qualifications of the nominee, (C) the class or series and number of shares of the Corporation’s capital stock that are owned of record or Beneficially Owned (as defined below in Section 4(d) of this Article II) by the nominee, (D) all other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election, or is otherwise required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (E) all written and signed representations and agreements and all completed and signed questionnaires required pursuant to Section 4(a) of Article III; provided, however, that, in addition to the information required in a stockholder’s notice pursuant to this Section 4(b), such person shall also provide to the Corporation such additional information as it may reasonably request and that is necessary to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director and such information shall be considered timely if provided to the Corporation promptly upon request by the Corporation, but in any event within five business days after such request;

(ii) as to any other business that the stockholder proposes to bring before the Annual Meeting, a brief description of the business and the reasons for conducting such other business at the Annual Meeting (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the text of the proposed amendment), and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), if any, on whose behalf the business is being proposed;

(iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the business is being proposed, (A) the name and record address, as they appear on the Corporation’s books, of such stockholder and the name and address of such beneficial owner and (B) the class or series and number of shares of the Corporation’s capital stock that are owned of record by such stockholder and such beneficial owner as of the date of the notice and a representation that the stockholder will update and supplement such information in writing within five business days after the record date for the meeting so that the information is true and correct as of the record date for the meeting;

(iv) as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is being proposed, as to such beneficial owner, and if such stockholder or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “control person”), (A) the class or series and number of shares of the Corporation’s capital stock that are Beneficially Owned (as defined below in Section 4(d) of this Article II) by such stockholder or beneficial owner and by any control person as of the date of the notice, (B) a description of any agreements, arrangements and understandings with respect to the nomination or other business between such stockholder, beneficial owner or control person and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) of the Exchange Act, and (C) a description of any agreements, arrangements and understandings (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Corporation’s capital stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or control person with respect to shares of the Corporation’s capital stock, and, in the case of each of clauses (A), (B) and (C), a written representation that the stockholder will update the information described therein in writing within five business days after the record date for the meeting so that the information is true and correct as of the record date for the meeting;

(v) any other information relating to such stockholder, beneficial owner or control person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election or the proposal of other business, or is otherwise required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(vi) a representation that the stockholder (or a Qualified Representative of the stockholder (as defined in below Section 4(d) of this Article II) intends to appear in person at the Annual Meeting to make such nomination or propose such business; and

(vii) a representation as to whether the stockholder or the beneficial owner, if any, (A) will engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(1)) with respect to the nomination or other business and, if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation, and (B) whether such person intends, or is or intends to be part of a group that intends, to deliver a proxy statement and/or form of proxy to holders of shares representing at least 50% of the voting power of the Corporation’s capital stock entitled to vote generally in the election of directors in the case of a nomination, or holders of at least the percentage of the Corporation’s capital stock required to approve or adopt the business being proposed in the case of other business.

All information provided pursuant to this Section 4(b) shall be deemed part of a stockholder’s notice for purposes of this Section 4(b).

The foregoing notice requirements shall not apply to a proposal to be made by a stockholder if the stockholder has notified the Corporation of his or her intention to present the proposal at an Annual Meeting only pursuant to and in compliance with Rule 14a-8 promulgated under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such Annual Meeting.

(c) Except as otherwise required by law, each of the Chairman of the Board, the Board of Directors, or the officer of the Corporation presiding at the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before a meeting of stockholders was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 4 and (as applicable) Section 6 of Article III. If any proposed nomination or other business is not in compliance with the provisions of these By-Laws, then except as otherwise required by law, the officer of the Corporation presiding at the meeting shall have the power to declare to the meeting that such nomination shall be disregarded or that such other business shall not be transacted. Notwithstanding the foregoing provisions of this Section 4, unless otherwise required by law, or otherwise determined by the Chairman of the Board, the Board of Directors or the officer of the Corporation presiding at the meeting, if the stockholder does not provide the information required under this Section 4, Section 4 of Article III, and Section 6 of Article III within the time frames specified therein or if the stockholder (or a Qualified Representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(d) For purposes of these By-Laws, to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders, the “Close of Business” shall mean 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day, and “Public Disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13, 14 or 15(d) of the Exchange Act. For purposes of clauses (i) and (iv) of Section 4(b) of this Article II, shares shall be treated as “Beneficially Owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing) (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (B) the right to vote such shares, alone or in concert with others, or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

Section 5. Special Meetings. Special Meetings of stockholders shall be called as provided by the Certificate of Incorporation, as it may be amended from time to time (the “Certificate of Incorporation”) of the Corporation. Notice of a Special Meeting stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. No business may be transacted at any Special Meeting, other than business brought before the meeting by or at the direction of the Board of Directors. Nominations of persons for election to the Board of Directors may be made at a Special Meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (or any supplement thereto) (i) by or at the direction of the Board of Directors or (ii) by a stockholder who is a stockholder of record at the time the notice provided for in this Section 5 is delivered to the Secretary of the Corporation, who is entitled to vote at such meeting and upon such election and who delivers notice thereof in writing setting forth the information required by Section 4 of this Article II and provides the additional information required by Section 4 of Article III. In the event the Corporation calls a Special Meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the notice required by this Section 5 shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not later than the Close of Business (as defined above in Section 4(d)

of this Article II) 90 days before the Special Meeting and not earlier than the Close of Business 120 days before the Special Meeting or the 10th day following the day on which Public Disclosure (as defined above in Section 4(d) of this Article II) of the date of such meeting is first made by the Corporation. In no event shall an adjournment, recess or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Section 6. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such a quorum shall not be present or represented at any meeting of the stockholders, the officer of the Corporation presiding at the meeting of stockholders, or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn or recess the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned or recessed meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

Section 7. Voting. Unless otherwise required by law, the Certificate of Incorporation or these By-Laws, (i) any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereon, and (ii) each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot. If authorized by the Board of Directors, any such requirement of a written ballot may be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 8. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 9. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 8 of this Article II, or the books of the Corporation, or entitled to vote in person or by proxy at any meeting of stockholders, subject to Section 6 of Article V.

Section 10. Conduct of Business. The Board of Directors may adopt such rules and regulations for the fair and orderly conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the officer of the Corporation presiding at any meeting of stockholders shall have the authority to determine the order of business at the meeting and to adopt rules and regulations for the conduct of the meeting, including such regulation of the manner of voting and the conduct of discussions as deemed appropriate by him or her. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board of Directors or by the officer of the Corporation presiding at the meeting, may include without limitation, establishing (a) an agenda or order of business for the meeting, (b) rules and procedures for maintaining order at the meeting and the safety of those present, (c) registration of stockholders attending the meeting, and limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the officer of the Corporation presiding at the meeting shall permit, (d) restrictions on entry to the meeting after the time fixed for the commencement thereof, (e) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants, (f) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any), (g) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting, and (h) procedures relating to the physical layout of the facilities for the meeting. Subject to any rules and regulations adopted by the Board of Directors, the officer of the Corporation presiding at the meeting may convene and, for any reason, from time to time, adjourn or recess any meeting of stockholders. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

ARTICLE III

DIRECTORS

Section 1. Number of Directors. The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members, the exact number of which shall be fixed from time to time solely by resolution adopted by affirmative vote of a majority of the entire Board of Directors, subject to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2. Independent Directors. A majority of the members of the Board of Directors shall be Independent Directors, as hereinafter defined, or such higher percentage as may be required by any stock exchange or trading market on which the Corporation shall have listed any of its securities for trading. For purposes of these By-Laws, “Independent Director” shall mean a director of the Corporation who (i) is not an officer or employee of the Corporation, (ii) satisfies all requirements for qualification as an independent director of all stock exchanges and trading markets on which the Corporation shall have listed any of its securities for trading, and (iii) satisfies such other qualification requirements as may be adopted by the Board of Directors from time to time. The Independent Directors shall have such powers and duties as specified by the Board of Directors from time to time and such additional duties as may be specified by the Exchange Act, the rules and regulations thereunder, or the rules of any stock exchange or trading market on which the Corporation shall have listed any of its securities for trading.

Section 3. Terms of Directors. All directors shall be elected to hold office for a one-year term expiring at the next Annual Meeting of stockholders of the Corporation. Directors shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Section 4. Submission of Information by Director Nominees.

(a) To be eligible to be a nominee for election or re-election as a director of the Corporation, a person must deliver to the Secretary of the Corporation at the principal executive offices of the Corporation the following information:

(i) a written representation and agreement, which shall be signed by such person and pursuant to which such person shall represent and agree that such person (A) consents to serving as a director if elected and (if applicable) to being named in the Corporation’s proxy statement and form of proxy as a nominee, and currently intends to serve as a director for the full term for which such person is standing for election, (B) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity (1) as to how the person, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Corporation, or (2) that could limit or interfere with the person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the Corporation, and (D) if elected as a director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, including the ownership provisions in Section 5 of this Article III, and any other Corporation policies and guidelines applicable to directors (which will be provided to such person promptly following a request therefor); and

(ii) all completed and signed questionnaires required of the Corporation’s directors (which will be provided to such person promptly following a request therefor).

(b) A nominee for election or re-election as a director of the Corporation shall also provide to the Corporation such additional information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Board of Directors to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director.

(c) All written and signed representations and agreements and all completed and signed questionnaires required pursuant to Section 4(a) of this Article III, and the additional information described in Section 4(b) of this Article III, shall be considered timely for a nominee for election or re-election as a director of the Corporation under Section 4 of Article II or Section 6 of this Article III if provided to the Corporation by the deadlines specified in Section 4 of Article II or Section 6 of this Article III, as applicable. All information provided pursuant to this Section 4 by a nominee for election or re-election as a director of the Corporation under Section 4 of Article II or Section 6 of this Article III shall be deemed part of the stockholder’s notice submitted pursuant to Section 4 of Article II or a Stockholder Notice (as defined below in Section 6.1 of this Article III), as applicable.

Section 5. Election of Directors. Directors shall be elected at the Annual Meeting of stockholders, but when the Annual Meeting is not held or directors are not elected thereat, they may be elected at a Special Meeting called and held for that purpose. Except as provided in Section 7 of this Article III, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not it is thereafter revised or supplemented) with the SEC the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section 5, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not count as a vote cast with respect to a director’s election. From time to time, the Nominating/Corporate Governance Committee will establish procedures under which any incumbent director who is not elected shall offer to tender his or her resignation to the Board of Directors, including making a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. In such a case, the Board of Directors will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

Section 6. Proxy Access for Director Nominations.

Section 6.1 Eligibility. Subject to the terms and conditions of these By-Laws, in connection with an Annual Meeting at which directors are to be elected, the Corporation (a) shall include in its proxy statement and on its form of proxy the names of, and (b) shall include in its proxy statement the “Additional Information” (as defined below in Section 6.2(d) of this Article III) relating to, a number of nominees specified pursuant to Section 6.2(a) of this Article III (the “Authorized Number”) for election to the Board of Directors submitted pursuant to this Section 6 (each, a “Stockholder Nominee”), if (a) the Stockholder Nominee satisfies the eligibility requirements in this Section 6, (b) the Stockholder Nominee is identified in a timely notice (the “Stockholder Notice”) that satisfies this Section 6 and is delivered by a stockholder that qualifies as, or is acting on behalf of, an Eligible Stockholder (as defined below in Section 6.2(b) of this Article III), (c) the Eligible Stockholder satisfies the requirements in this Section 6 and expressly elects at the time of the delivery of the Stockholder Notice to have the Stockholder Nominee included in the Corporation’s proxy materials, and (d) the additional requirements of these By-Laws are met.

Section 6.2 Definitions.

(a) The maximum number of Stockholder Nominees appearing in the Corporation’s proxy materials with respect to an Annual Meeting (the “Authorized Number”) shall not exceed the greater of (i) two or (ii) 20% of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 6 with respect to the Annual Meeting, or if such amount is not a whole number, the closest whole number (rounding down) below 20%; provided that the Authorized Number shall be reduced, but not below one, (i) by any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 6 but whom the Board of Directors decides to nominate as a Board nominee, (ii) by any directors in office or director nominees that in either case shall be included in the Corporation’s proxy materials with respect to the Annual Meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or other understanding between the Corporation and a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of capital stock, by the stockholder or group of stockholders, from the Corporation), (iii) by any nominees who were previously elected to the Board of Directors as Stockholder Nominees at any of the preceding two Annual Meetings and who are nominated for election at the Annual Meeting by the Board of Directors as a Board nominee, and (iv) by any Stockholder Nominee who is not included in the Corporation’s proxy materials or is not submitted for director election for any reason, in accordance with the last sentence of Section 6.4(b) of this Article III. In the event that one or more vacancies for any reason occurs after the date of the Stockholder Notice but before the Annual Meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Authorized Number shall be calculated based on the number of directors in office as so reduced pursuant to Section 1 of this Article III.

(b) To qualify as an “Eligible Stockholder,” a stockholder or a group as described in this Section 6 must:

(i) Own and have Owned (as defined below), continuously for at least three years as of the date of the Stockholder Notice, a number of shares (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of the shares of capital stock of the Corporation that are entitled to vote generally in the election of directors) that represents at least 3% of the outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors as of the date of the Stockholder Notice (the “Required Shares”), and

(ii) thereafter continue to Own the Required Shares through such Annual Meeting of stockholders.

For purposes of satisfying the ownership requirements of this Section 6.2(b), a group of not more than twenty stockholders and/or beneficial owners may aggregate the number of shares of capital stock of the Corporation that are entitled to vote generally in the election of directors that each group member has individually Owned continuously for at least three years as of the date of the Stockholder Notice if all other requirements and obligations for an Eligible Stockholder set forth in this Section 6 are satisfied by and as to each stockholder or beneficial owner comprising the group whose shares are aggregated. No shares may be attributed to more than one Eligible Stockholder, and no stockholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Stockholder under this Section 6. A group of any two or more funds shall be treated as only one stockholder or beneficial owner for this purpose if they are (A) under common management and investment control, (B) under common management and funded primarily by a single employer, or (C) part of a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended. For purposes of this Section 6, the term “affiliate” or “affiliates” shall have the meanings ascribed thereto under the rules and regulations promulgated under the Exchange Act.

(c) For purposes of this Section 6:

(i) A stockholder or beneficial owner is deemed to “Own” only those outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors as to which the person possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, except that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such person in any transaction that has not been settled or closed, (2) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares capital stock of the Corporation that are entitled to vote generally in the election of directors, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares, and/or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, have correlative meanings. For purposes of clauses (1) through (3), the term “person” includes its affiliates.

(ii) A stockholder or beneficial owner “Owns” shares held in the name of a nominee or other intermediary so long as the person retains both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in the shares. The person’s Ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the stockholder.

(iii) A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned the shares if the person has the power to recall the loaned shares on not more than five business days’ notice and (A) the person recalls the loaned shares within five business days of being notified that its Stockholder Nominee shall be included in the Corporation’s proxy materials for the relevant Annual Meeting, and (B) the person holds the recalled shares through the Annual Meeting.

(d) For purposes of this Section 6, the “Additional Information” referred to in Section 6.1 of this Article III that the Corporation will include in its proxy statement is:

(i) the information set forth in the Schedule 14N provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder, and

(ii) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Stockholder Nominee(s), which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy statement for the Annual Meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 6, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 6 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.

Section 6.3 Stockholder Notice and Other Informational Requirements.

(a) The Stockholder Notice shall set forth all information, representations and agreements required under Section 4 of this Article III, including the information required with respect to (i) any nominee for election as a director, (ii) any stockholder giving notice of an intent to nominate a candidate for election, and (iii) any stockholder, beneficial owner or other person on whose behalf the nomination is made under this Section 6. In addition, such Stockholder Notice shall include:

(i) a copy of the Schedule 14N that has been or concurrently is filed with the SEC under the Exchange Act,

(ii) a written statement of the Eligible Stockholder (and in the case of a group, the written statement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder), which statement(s) shall also be included in the Schedule 14N filed with the SEC (A) setting forth and certifying to the number of shares of capital stock of the Corporation that are entitled to vote generally in the election of directors the Eligible Stockholder Owns and has Owned (as defined above in Section 6.2(c) of this Article III) continuously for at least three years as of the date of the Stockholder Notice, (B) agreeing to continue to Own such shares through the Annual Meeting, and (C) regarding whether or not it intends to maintain Ownership of the Required Shares for at least one year following the Annual Meeting,

(iii) the written agreement of the Eligible Stockholder (and in the case of a group, the written agreement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:

(A) it shall provide (1) within five business days after the date of the Stockholder Notice, one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously in compliance with this Section 6, (2) within five business days after the record date for the Annual Meeting both the information required under clauses (iii)(B) and (iv) of Section 4(b) of Article II and written statements from the record holder(s) and intermediaries as required under clause (A)(1) verifying the Eligible Stockholder’s continuous Ownership of the Required Shares, in each case, as of such date, and (3) immediate notice to the Corporation if the Eligible Stockholder ceases to own any of the Required Shares prior to the Annual Meeting,

(B) it (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have this intent, (2) has not nominated and shall not nominate for election to the Board of Directors at the Annual Meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 6, (3) has not engaged and shall not engage in, and has not been and shall not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the Annual Meeting other than its Stockholder Nominee(s) or any nominee(s) of the Board of Directors, and (4) shall not distribute to any stockholder any form of proxy for the Annual Meeting other than the form distributed by the Corporation, and

(C) it will (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (2) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of the nomination or solicitation process pursuant to this Section 6, (3) comply with all laws, rules, regulations and listing standards applicable to its nomination or any solicitation in connection with the Annual Meeting, (4) file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the Corporation’s Annual Meeting of stockholders, one or more of the Corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether the filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for the materials under Exchange Act Regulation 14A, and (5) at the request of the Corporation, promptly, but in any event within five business days after such request (or by the day prior to the day of the Annual Meeting, if earlier), provide to the Corporation such additional information as reasonably requested by the Corporation, and

(iv) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination, and the written agreement, representation, and warranty of the Eligible Stockholder that it shall provide, within five business days after the date of the Stockholder Notice, documentation reasonably satisfactory to the Corporation demonstrating that the number of stockholders and/or beneficial owners within such group does not exceed twenty, including whether a group of funds qualifies as one stockholder or beneficial owner within the meaning of Section 6.2(b) of this Article III.

(b) To be timely under this Section 6, the Stockholder Notice must be delivered by a stockholder to the Secretary at the principal executive offices of the Corporation not later than the Close of Business (as defined above in Section 4(d) of Article II) 120 days and not earlier than the Close of Business 150 days before the first anniversary of the date (as stated in the Corporation’s proxy materials) the definitive proxy statement was first released to stockholders in connection with the prior year’s Annual Meeting of stockholders, provided that, if during the prior year the Corporation did not hold an Annual Meeting, or if the date of the Annual Meeting for the current year is more than 30 days before or after the date of the Annual Meeting in the prior year, then the Stockholder Notice must be so delivered not earlier than the Close of Business 150 days before the Annual Meeting and not later than the Close of Business on the later of the 120th day before such Annual Meeting or the 10th day following the day on which Public Disclosure (as defined above in Section 4(d) of Article II) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an Annual Meeting, or a postponement of an Annual Meeting for which notice of the meeting has already been given to stockholders or Public Disclosure of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above.

(c) The Stockholder Notice shall include, for each Stockholder Nominee, all written and signed representations and agreements all completed and signed questionnaires required pursuant to Section 4 of this Article III. At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five business days after such request, submit all completed and signed questionnaires required of the Corporation’s nominees and provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if each Stockholder Nominee satisfies the requirements of this Section 6.

(d) In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 6.

(e) All information provided pursuant to this Section 6.3 shall be deemed part of the Stockholder Notice for purposes of this Section 6.

Section 6.4 Proxy Access Procedures

(a) Notwithstanding anything to the contrary contained in this Section 6, the Corporation may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee shall occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i) the Eligible Stockholder or Stockholder Nominee breaches any of its agreements, representations or warranties set forth in the Stockholder Notice or otherwise submitted pursuant to this Section 6, any of the information in the Stockholder Notice or otherwise submitted pursuant to this Section 6 was not, when provided, true, correct and complete, or the Eligible Stockholder or applicable Stockholder Nominee otherwise fails to comply with its obligations pursuant to these By-Laws, including, but not limited to, its obligations under this Section 6,

(ii) the Stockholder Nominee (A) is not independent under the listing standards of any stock exchange or trading market on which the Corporation shall have listed any of its securities for trading, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, (B) does not qualify as independent under the audit committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the Corporation are listed or as a “non-employee director” under Exchange Act Rule 16b-3, (C) is or has been, within the past three years, an officer or director of a competitor, as defined for the purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, (D) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten years or (E) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended,

(iii) the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director in Section 4 of Article II, or

(iv) the election of the Stockholder Nominee to the Board of Directors would cause the Corporation to violate the Certificate of Incorporation, these By-Laws, or any applicable law, rule, regulation or listing standard.

(b) An Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 6 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials and include such assigned rank in its Stockholder Notice submitted to the Corporation. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 6 exceeds the Authorized Number, the Stockholder Nominees to be included in the Corporation’s proxy materials shall be determined in accordance with the following provisions: one Stockholder Nominee who satisfies the eligibility requirements in this Section 6 shall be selected from each Eligible Stockholder for inclusion in the Corporation’s proxy materials until the Authorized Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as Owned in its Stockholder Notice submitted to the Corporation and going in the order of the rank (highest to lowest) assigned to each Stockholder Nominee by such Eligible Stockholder. If the Authorized Number is not reached after one Stockholder Nominee who satisfies the eligibility requirements in this Section 6 has been selected from each Eligible Stockholder, this selection process shall continue as many times as necessary, following the same order each time, until the Authorized Number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 6 thereafter is nominated by the Board of Directors, thereafter is not included in the Corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 6), no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for election as a director at the applicable Annual Meeting in substitution for such Stockholder Nominee.

(c) Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular Annual Meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the Annual Meeting for any reason, including for the failure to comply with any provision of these By-Laws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice) or (ii) does not receive a number of votes cast in favor of his or her election that is at least equal to 25% of the shares present in person or represented by proxy and entitled to vote in the election of directors, shall be ineligible to be a Stockholder Nominee pursuant to this Section 6 for the next two annual meetings.

(d) Notwithstanding the foregoing provisions of this Section 6, unless otherwise required by law or otherwise determined by the Chairman of the Board, the officer of the Corporation presiding at the meeting or the Board of Directors, if the stockholder delivering the Stockholder Notice (or a Qualified Representative of the stockholder, as defined above in Section 4(d) of Article II) does not appear at the Annual Meeting of stockholders of the Corporation to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Stockholder Nominee or Stockholder Nominees may have been received by the Corporation. Without limiting the Board of Directors’ power and authority to interpret any other provisions of these By-Laws, the Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 6 and to make any and all determinations necessary or advisable to apply this Section 6 to any persons, facts or circumstances, in each case acting in good faith. This Section 6 shall be the exclusive method for stockholders to include nominees for director election in the Corporation’s proxy materials.

Section 7. Vacancies. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any directors chosen in accordance with the preceding sentence shall hold office for a term expiring at the next Annual Meeting of stockholders of the Corporation held after such appointment and until their successors shall be elected and qualified or until their earlier resignation, death or removal. Solely for purposes of this section, vacancies in the Board of Directors shall be deemed to include any reductions in the number of directors pursuant to Section 1 of this Article III as a result of the resignation, death or removal from office of one or more directors. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 8. Removal of Directors. Except for such directors, if any, as are elected by the holders of any class or series of preferred stock, a director may be removed from office with or without cause at a meeting of stockholders upon the affirmative vote of holders of at least a majority of the shares of capital stock of the Corporation, issued, outstanding and entitled to vote thereon, provided that notice of such proposed action shall have been given in the notice calling for such meeting.

Section 9. Resignation of Directors. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors or the Secretary of the Corporation. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or time or an effective date or time determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 10. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

Section 11. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. There shall be at least four (4) regular meetings each year. Special meetings of the Board of Directors may be called by the Chairman, if there be one, the Chief Executive Officer, the Lead Director, if any, the Secretary, or a majority of the directors then in office. Notice thereof stating the place, date and hour of the meeting shall be given to each director not less than twenty-four (24) hours before the meeting, provided that notice shall be given to each director not less than three (3) days before a meeting if notice is given only by mail.

Section 12. Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these By-Laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business at all meetings of the Board of Directors, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 13. Actions of the Board. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, or by electronic transmission. Any such writing or writings or electronic transmission or transmissions shall be filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 14. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 14 shall constitute presence in person at such meeting.

Section 15. Committees. The Board of Directors may, by resolution adopted by a majority of the entire Board of Directors, designate from among its members one or more committees. The Board of Directors shall designate such committees as may be required from time to time by any stock exchange or trading market on which the Corporation shall have listed any of its securities for trading. Each committee must have one or more members, or such minimum number as may be required under the then current rules of any stock exchange or trading market on which the Corporation shall have listed any of its securities for trading, with each member having such qualifications as may be required by any such stock exchange or trading market and such additional qualifications as may be required by the Board of Directors from time to time by organizational charter for the committee or otherwise. Committee members shall serve at the discretion of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, provided that any such alternate member satisfies the qualification requirements for service on the committee. The sections of these By-Laws that govern the Board of Directors with respect to notice of meetings, waiver of notice, quorum, voting, and action without a meeting shall apply as well to committees of the Board of Directors and their members. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

A committee of the Board of Directors, to the extent provided by resolution of the Board of Directors in adopting an organizational charter for the committee or otherwise by resolution of the Board of Directors, may have and exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law, the Certificate of Incorporation or these By-Laws to be submitted to stockholders for approval, or (ii) altering, amending or repealing, in whole or in part, these By-Laws.

Unless otherwise provided in the Certificate of Incorporation, these By-Laws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Section 16. Director Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors and a stated annual sum or other compensation for service as director. Members of special or standing committees may be allowed like compensation for such additional service, including additional compensation for service as a committee chair.

ARTICLE IV

OFFICERS

Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose one or more Chairman of the Board of Directors (any such Chairman must be a director of the Corporation but need not be an officer of the Corporation), President, Vice-Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation. In its discretion, the Board may choose not to fill any office for any period as it may deem advisable.

Section 2. Election. The Board of Directors shall elect the officers of the Corporation, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the entire Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The compensation of all officers of the Corporation shall be fixed by the Board of Directors or pursuant to such procedure as established by the Board of Directors.

Section 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or any Vice-President. Any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation, partnership, trust or other entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 4. Chief Executive Officer. The Chief Executive Officer shall, subject to the provisions of the By-Laws and the control of the Board of Directors, have general and active management, direction, and supervision over the business of the Corporation and over its officers. In the absence or disability of the Chief Executive Officer, the person designated by the Board shall perform the duties and exercise the powers of the Chief Executive Officer.

Section 5. Chairman of the Board of Directors.    The Chairman of the Board of Directors shall preside at all meetings of the stockholders of the Corporation and of the Board of Directors. The Chairman of the Board shall, unless otherwise designated by the Board of Directors, be the Chief Executive Officer of the Corporation and have general supervision of the business of the Corporation. The Chairman of the Board shall see that all orders and resolutions of the Board of Directors are carried into effect and shall possess the power to sign all contracts, certificates and other instruments of the Corporation that may be authorized by the Board of Directors. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these By-Laws or by the Board of Directors. In the absence or disability of the Chairman of the Board of Directors, or at the request of the Chairman of the Board, if a Lead Director has been designated, such Lead Director shall preside at all meetings of the stockholders of the Corporation and of the Board of Directors and shall have such other duties as from time to time may be assigned to him or her by the Board of Directors. In the absence or disability of both the Lead Director and the Chairman of the Board or if no Lead Director has been designated, another person designated by the Board of Directors shall preside at all meetings of the Board of Directors and of stockholders.

Section 6. President. The President shall perform such duties and may exercise such other powers as from time to time may be assigned to him or her by these By-Laws or by the Board of Directors.

Section 7. Vice-Presidents. Each Vice-President shall perform such duties and have such other powers as the Board of Directors or the Chairman of the Board of Directors from time to time may prescribe.

Section 8. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose. The Secretary shall also perform like duties for the standing committees when requested. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chairman of the Board of Directors. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the Chairman of the Board of Directors may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation, if any, and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation, if any, and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 9. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chairman of the Board of Directors and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office and for the restoration to the Corporation, in case of death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

Section 10. Assistant Secretaries. Except as may be otherwise provided in these By-Laws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, if there be one, any Vice-President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 11. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, if there be one, a Vice-President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office and for the restoration to the Corporation, in case of death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

Section 12. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK

Section 1. Certificates. Certificates for shares of each class or series of the Corporation’s stock shall be in such form as the Board of Directors may, from time to time, determine by resolution. The Board of Directors also may, from time to time, determine by resolution that shares of any class or series may be or shall be held in uncertificated form. With respect to certificated shares, every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman of the Board of Directors, the Chief Executive Officer, the President or a Vice-President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2. Signatures. Where a certificate is countersigned by (i) a transfer agent other than the Corporation or its employee, or (ii) a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or the owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock represented by a certificate shall be made on the books of the Corporation only by the person named in the certificate or by his or her attorney lawfully constituted in writing and upon the surrender of the certificate therefor, duly executed for Transfer, which certificate shall be cancelled before a new certificate or evidence of uncertificated shares shall be issued. Transfers of uncertificated shares shall be made on the books of the Corporation only by the stockholder of record of the uncertificated shares or by his or her attorney lawfully constituted in writing upon receipt of proper transfer instructions duly executed in accordance with requirements and procedures established by the Board of Directors.

Section 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date shall be adopted by the Board of Directors and which shall not be more than sixty days nor less than twenty days before the date of such meeting of stockholders, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6. Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and shall be entitled to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VI

RESTRICTIONS ON ISSUANCE AND TRANSFER OF STOCK

Section 1. Certain Definitions. For purposes of this Article:

(a) “Beneficial Ownership” of Securities of the Corporation by any Person shall mean ownership of Securities by such Person, whether the interest in the Securities is held directly or indirectly (including by a nominee) and, with respect to any Person but without effect on the determination of the Beneficial Ownership of any Securities by any other Person, shall also include any deemed ownership of any Securities through the application of Section 544 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), as modified by Section 856(h)(1)(B) of the Internal Revenue Code, provided that a Person engaged in business as an underwriter of Securities who acquires Securities through participation in a firm commitment underwriting registered under the Securities Act of 1933, as amended, shall not be considered the beneficial owner of such Securities for purposes of limitations under this Article VI. The Board of Directors of the Corporation shall have the power to determine for purposes of this Article, on the basis of information then known to it, the Beneficial Ownership of any Person of Securities of the Corporation.

(b) “Convertible Securities” means any debt or equity securities of the Corporation or any contract rights that are convertible into, or afford rights to purchase, shares of any class of capital stock of the Corporation.

(c) “Market Value” means, for shares of any class or series of capital stock with a regular trading market, the closing price for such shares on the next preceding business day and, for any shares of any class or series of capital stock without a regular trading market, such value per share as determined in good faith by the Board of Directors of the Corporation for purposes of this Article, provided that, until any such determination, the Market Value for shares of any class or series of preferred stock shall be deemed to be the stated value per share as stated in the Certificate of Designation for such shares.

(d) “Person” includes an individual, corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated association or other entity and also includes a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(e) “Securities” means shares of capital stock of the Corporation and any Convertible Securities.

Section 2. Limit on Stock Ownership. No Person may have Beneficial Ownership of more than 9.8% of the outstanding shares of the Corporation’s common stock (the “Common Stock Limit”) or shares of any class of the Corporation’s capital stock with an aggregate Market Value exceeding 9.8% of the aggregate Market Value of all outstanding shares of all classes of the Corporation’s capital stock (the “Aggregate Value Limit”). No Securities may be issued or transferred to or for the benefit of any Person if, following such issuance or transfer, such Person’s Beneficial Ownership of capital stock of the Corporation would exceed the Common Stock Limit or the Aggregate Value Limit. For purposes of the application of such limitations to any Person, any Convertible Securities Beneficially Owned (as defined above in Section 1(a) of this Article VI) by such Person shall be treated as if all of the capital stock conversion or purchase rights thereof had been exercised.

Section 3. Transfers in Excess of the Limit. If any Securities are issued or transferred to or for the benefit of any Person in violation of Section 2 hereof, such issuance or transfer shall be valid only with respect to such amount of the Securities as does not result in a violation of Section 2 hereof, and such issuance or transfer shall be null and void with respect to the remainder of such Securities (the “Excess Securities”). If the last clause of the foregoing sentence is determined to be invalid by virtue of any legal decision, statute, rule or regulation, such Person shall be conclusively deemed to have acted as an agent on behalf of the Corporation in acquiring the Excess Securities to hold such Excess Securities on behalf of the Corporation. As the equivalent of treasury securities for such purposes, the Excess Securities shall not be entitled to any voting rights, shall not be considered to be outstanding for quorum or voting purposes, and shall not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any Person who receives dividends, interest or any other distribution in respect of Excess Securities shall hold the same as agent for the Corporation and for the transferee of the Excess Securities following a permitted transfer.

Section 4. Transfers of Excess Securities. Notwithstanding anything herein to the contrary, any holder of Excess Securities may transfer the same (together with any distributions thereon) to any Person who, following such transfer, would not have Beneficial Ownership of Securities of the Corporation in excess of either the Common Stock Limit or the Aggregate Value Limit. Upon such a permitted transfer, the Corporation shall pay or distribute to the transferee any distributions on the Excess Securities not previously paid or distributed.

Section 5. Additional Restrictions. Notwithstanding anything herein to the contrary, the Corporation and its transfer agent may refuse to transfer any shares of capital stock of the Corporation, whether by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of the Board of Directors or counsel to the Corporation, disqualify the Corporation from taxation as a real estate investment trust under the Internal Revenue Code. Nothing herein contained shall limit the ability of the Corporation to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to preserve the Corporation’s tax status as a qualified real estate investment trust.

Section 6. Exemption Determinations by the Board of Directors. The Board of Directors of the Corporation may grant limited exemptions from the restrictions under this Article VI with respect to specified Persons so as to permit such Persons’ Beneficial Ownership of capital stock of the Corporation to exceed the Common Stock Limit or the Aggregate Value Limit by such amounts as specified by the Board of Directors upon an affirmative determination by the Board of Directors that each such limited exemption for a specified Person is in the best interests of the Corporation and its stockholders.

Section 7. Certificate Legend. All certificates representing Securities of the Corporation within the meaning of this Article shall, unless deemed unnecessary by the Board of Directors, be marked with a legend sufficient under the laws of the State of Delaware to provide a purchaser of such Securities with notice of the restrictions on transfer under this Article VI.

Section 8. Invalidity of Provisions. If any provision of this Article or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 9. New York Stock Exchange Transactions. Nothing in this Article VI, including but not limited to Section 5, shall preclude the settlement of any transactions entered into through the facilities of the New York Stock Exchange or any other stock exchange or automatic quotation system of a national securities association. The fact that settlement of any transaction takes place shall not, however, negate the effect of any provision of this Article VI, and any transferee, and the shares of capital stock transferred to such transferee in such a transaction, shall be subject to all of the provisions and limitations in this Article VI.

ARTICLE VII

BUSINESS COMBINATIONS

Section 1. Vote Requirement. In addition to any vote otherwise required by law, the Certificate of Incorporation, or these By-Laws, a Business Combination, as defined herein, shall require the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.

Section 2. Exceptions. The provisions of Section 1 of this Article VII shall not apply to any Business Combination if:

(a) The Corporation is at the time of the consummation of the Business Combination, and at all times throughout the preceding twelve months has been, directly or indirectly, the owner of a majority of each class of the outstanding Equity Securities, as defined herein, of the Interested Stockholder, as defined herein, that is a party to such transaction; or

(b) Such Business Combination has been approved by a majority of the Board of Directors who, at the time such approval is given, were not Affiliates, as defined herein, or nominees of the Interested Stockholder; or

(c) Both of the following conditions have been met:

(i) The aggregate amount of the cash and the Fair Market Value, as defined herein, of consideration other than cash to be received per share by holders of Voting Stock in such Business Combination shall be at least equal to the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Voting Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

(ii) The consideration to be received by holders of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder previously paid for shares of such Voting Stock. If the Interested Stockholder paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be paid by the Interested Stockholder for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder.

Section 3. Definitions. For purposes of this Article VII:

(a) “Affiliate” or “Associate” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended.

(b) “Beneficial Owner” or “beneficially owned” shall have the meaning set forth in Rule 13d-3 under the Exchange Act. The Board of Directors of the Corporation shall have the power and duty to determine for purposes of this Article, on the basis of information then known to it, whether any person is a beneficial owner of 5% or more of the outstanding Voting Stock.

(c) A “Business Combination” shall mean:

(i) Any merger or consolidation of the Corporation with or into (1) any Interested Stockholder (as hereinafter defined) or (2) any other corporation or entity (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as herein defined) of an Interested Stockholder; or

(ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or an Affiliate of any Interested Stockholder of substantially all assets of the Corporation; or

(iii) Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Securities of the Corporation that is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; or

(iv) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder.

(d) “Equity Securities” shall have the meaning specified in Rule 13a11-1 under the Exchange Act.

(e) “Fair Market Value” shall mean the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

(f) “Interested Stockholder” shall mean any individual, firm, corporation (other than the Corporation) or other entity that, as of the record date for the determination of stockholders entitled to notice of and to vote on any of the transactions described in clauses (i) through (iv) of subsection (c) of this Section 3, or immediately prior to the consummation of any such transaction, is the Beneficial Owner of 5% or more of the outstanding Voting Stock.

ARTICLE VIII

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the restrictions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 3. Fiscal Year. The fiscal year of the Corporation shall be a calendar year unless otherwise fixed by resolution of the Board of Directors.

Section 4. Books and Records. Subject to any provision of law or the Certificate of Incorporation, the books and records of the Corporation may be kept at such place or places in Toledo, Ohio, or other place or places, within or without the State of Delaware, as may be designated from time to time by the Board of Directors of the Corporation.

Section 5. Notices. Whenever notice is required by law, the Certificate of Incorporation or these By-Laws to be given to any director, member of a committee or stockholder, such notice may be given by United States mail, addressed to such director, member of a committee or stockholder, at his or her address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Except as otherwise required by law, notice may also be given (i) personally, (ii) by nationally recognized express courier service, or (iii) by electronic facsimile, electronic mail transmission, or other electronic transmission, to the extent permitted by Section 232 of the Delaware General Corporation Law. Notice given personally shall be deemed effective when given, notice given by express courier service shall be deemed to be given at the time and on the date recorded by the delivery service as the time and date of delivery, and notice by electronic transmission shall deemed to be given as provided in Section 232 of the Delaware General Corporation Law.

Section 6. Waiver of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Section 7. Income Tax Status. The Corporation is a real estate investment trust, and in order for the Corporation to qualify and maintain this status, it must satisfy certain organizational and operational requirements, such as compliance with complex limitations on the type and amount of income and assets that a real estate investment trust may receive or hold. There is no guarantee, however, that the Corporation will qualify or remain qualified as a real estate investment trust in any given taxable year, and the Board of Directors has no obligation to maintain the status of the Corporation as a real estate investment trust under the Internal Revenue Code. The failure of the Corporation to qualify as a real estate investment trust under the Internal Revenue Code shall not render the directors or officers of the Corporation liable to the stockholders or to any other person.

ARTICLE IX

INDEMNIFICATION

Section 1. Indemnification Rights of Directors and Officers. To the full extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be enacted or amended, the Corporation shall indemnify any current or past director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, trustee, partner, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such threatened, pending or completed action, suit or proceeding.

Section 2. Expenses Payable in Advance. Expenses incurred by a current or past director or officer in defending or investigating a threatened or pending action, suit or proceeding of the nature referenced in Section 1 of this Article IX shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as provided in this Article IX.

Section 3. Nonexclusivity of Rights. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 of this Article IX but whom the Corporation has the power or obligation to indemnify under the provisions of the Delaware General Corporation Law, or otherwise.

Section 4. Survival of Rights. The rights to indemnification and advancement of expenses provided by this Article IX shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article IX shall not adversely affect any rights to indemnification and advancement of expenses existing pursuant to this Article IX with respect to any acts or omissions occurring prior to such repeal or modification.

Section 5. Limitation on Indemnification. Notwithstanding anything contained in this Article IX to the contrary, except in connection with a claim by a person to enforce rights under this Article IX, the Corporation shall not be obligated under this Article IX to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

ARTICLE X

AMENDMENTS

Section 1. These By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by either the stockholders or by the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of stockholders or Board of Directors as the case may be. Any amendment by the Board of Directors must be approved by a majority of the directors then in office. Any amendment by the stockholders must be approved by holders of capital stock having a majority of the voting power in the election of directors of all outstanding capital stock of the Corporation voting together as a single class, provided that any amendment by the stockholders to Article III, Sections 1, 7, and 8 of these By-Laws (concerning the number of directors, vacancies in the Board of Directors, and removal of directors), Article VI of these By-Laws (concerning restrictions on issuance and transfer of stock) or Article VII of these By-Laws (concerning business combinations) must be approved by holders of capital stock having 75% of the voting power in the election of directors of all outstanding capital stock of the Corporation, voting together as a single class.

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